Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BAKKT OPCO HOLDINGS, LLC

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes. The following discussion contains forward-looking statements. Such forward-looking statements are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management.

This discussion may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, our expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, including guidance and projections, are forward-looking statements. These statements may be preceded by, followed by, or include the words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would,” the negative of such terms, and other similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. Other than as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise. Also, see the risk factors and other cautionary statements described under the heading “Risk Factors” incorporated by reference into Bakkt Holdings, Inc.’s Current Report of on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 21, 2021 (the “Super 8-K”).

Unless the context otherwise requires, all references in this discussion to “we,” “us,” “our,” “Bakkt” or the “Company” refer collectively to Bakkt Opco Holdings, LLC (f/k/a Bakkt Holdings, LLC). and its direct and indirect subsidiaries.

Overview

Our mission is to power commerce by reimagining the digital asset ecosystem, which includes cryptocurrency, loyalty and rewards points, gift cards, in-game assets, and non-fungible tokens (“NFTs”). We are working to unlock new ways to participate in the digital economy for consumers, enterprises, and financial institutions, by expanding access to, and improving liquidity for, digital assets. We believe we are opportunistically positioned at the center of this digital asset ecosystem, with approximately 1.7 million transacting accounts on our platform year to date.

Our platform has three complementary aspects – a digital asset marketplace, a loyalty redemption service, and an alternative payment method.

•

Digital Asset Marketplace. Our digital asset marketplace is designed to enable participants to seamlessly transact in digital assets and has applications for individual consumers, enterprises (whom we define as consumer-facing merchants, retailers, and financial institutions), and institutional investors. Intercontinental Exchange, Inc. (“ICE”), our majority shareholder, has decades of experience building institutional products and solutions. We leveraged that expertise to build an institutional-grade custodian for bitcoin, Bakkt Trust Company LLC (“Bakkt Trust”), which is regulated by the New York Department of Financial Services (“NYSDFS”). This custodian, marketed as the Bakkt Warehouse, provides custody services that anchor the first end-to-end regulated and physically-delivered bitcoin futures and options contracts (“PDF Contracts”), which are traded on ICE Futures U.S., Inc. (“IFUS”) and cleared on ICE Clear US, Inc. (“ICUS”), and also provides bitcoin custody to institutions and certain high net-worth individuals on a standalone basis as approved by the NYSDFS. Our custodian also operates as the backbone of many of our consumer- and enterprise-focused offerings. For example, it enables consumers to use our app to transact in bitcoin in real-time. On November 2, 2021, in accordance with our coin listing policy (as approved by the NYSDFS), we self-certified the addition of ether (ETH) as a cryptocurrency that we support for consumer transactions, as described further below. In addition, in the future, contingent upon achieving the necessary regulatory approvals and/or partnering with an existing licensed broker-dealer, we plan to add the ability to transact in securities such as equities, derivatives, and ETFs. We believe that our institutional-grade infrastructure underpins our ability to expand and scale consumer solutions. We earn revenue in the digital asset marketplace by providing standalone custody services for cryptocurrency assets for our institutional customers, which we recognize on a pro rata basis over the term of the custody contract. Our standalone custody revenue is currently immaterial. Separately, as a result of our Triparty Agreement with IFUS and ICUS (the “Triparty Agreement”), we earn the net revenues for providing stand-ready custody services to IFUS and ICUS in connection with the offering of PDF Contracts. With respect to our provision of custody services that are necessary to support the trading and clearing services provided by IFUS and ICUS for the PDF Contracts, our customers are IFUS and ICUS, who are related parties. The PDF Contracts generally have a duration of less than one month, and substantially all of the PDF Contracts are settled in the same month in which the trade execution is initiated. Therefore, we recognize revenue for the stand-ready custody services that we provide to IFUS and ICUS on a straight-line basis over the average performance obligation period, which is less than one month. We recognize this revenue on a straight-line basis over the average obligation period, beginning at trade execution until the PDF Contract is settled by the PDF Contract Trader, which is generally no longer than a month as less than 1% of PDF Contracts go to expiration, thus not requiring physical delivery. In 2019 and 2020, the parties that trade PDF Contracts (“PDF Contract Traders”) were offered significant rebates and incentives to increase trading volume of PDF Contracts covered by the Triparty Agreement. This resulted in negative revenues from the Triparty Agreement of $2.0 million and $0.9 million in the year ended December 31, 2020 and 2019, respectively. In the nine months ended September 30, 2021, the rebates and incentives were reduced and negative revenue under the Triparty Agreement during such period was approximately $154,000. For more information, see Note 2 to our unaudited interim consolidated financial statements filed with the SEC as Exhibit 99.[1] to our Current Report on Form 8-K/A on November 12, 2021 (the “Unaudited Third Quarter 2021 Financials”) and the audited consolidated financial statements (the “Audited 2020 Financials”) incorporated by reference into the Super 8-K.

•

Loyalty Redemption. Leveraging our acquisition of Bridge2 Solutions (as described below), our loyalty redemption capabilities support enterprises with leading loyalty and rewards programs (which we call “loyalty partners”), such as Citibank, Delta Air Lines, United Airlines, Choice Hotels, Wells Fargo Bank, Bank of America and Mastercard. While many loyalty partners have very popular loyalty programs, the points that are outstanding to customers represent material liabilities on the loyalty partners’ balance sheets. Our redemption capabilities, particularly our exclusive arrangements with leading consumer brands, provide seamless and cost-effective alternatives for consumers to spend their loyalty points and enable loyalty partners to reduce these financial liabilities. We earn and recognize Loyalty Redemption revenue through a combination of: (i) platform subscription fees, which are fixed fees charged for access to our platform and customer support services, and which are recognized on a straight-line basis over the related contract term as the customer receives benefits evenly throughout the term of the contract; (ii) transaction fees for processing transactions on our platform, which are recognized in the period in which the related transaction occurs; (iii) revenue share fees, which are rebates from third-party commerce merchants, and which are recognized in the period in which the related transaction occurs; and (iv) service fees related to the implementation and customization of new services on our loyalty platform, which are recognized on a straight-line basis, beginning when the new service is operational, over the longer of the remaining anticipated customer life and the estimated useful life of our internally developed software. Our Loyalty Redemption revenue represents substantially all of our current revenue and as described above has been reduced by negative revenues from our Digital Asset Marketplace. For more information, see Note 2 to the Unaudited Third Quarter 2021 Financials and the Audited 2020 Financials.

•

Alternative Payment Method. Our platform will deliver consumer choice and convenience with an alternative payment method that allows consumers to spend the value of their digital assets with merchants in our ecosystem and also enables merchants to gain access to consumers’ increased spending power, tapping into the trend for alternative payment methods. Merchants, such as Starbucks, that accept our alternative payment method can displace transactions off existing payment card infrastructure, which results in significant reductions in payment fees and, over time, faster settlement. We earn and recognize alternative payment method revenue through a merchant discount rate (or percent of the transaction tender) at the time of each transaction and these transaction fees are reduced by consideration payable to a customer. Our alternative payment method revenue is currently immaterial. For more information, see Note 2 to the Unaudited Third Quarter 2021 Financials and the Audited 2020 Financials.

Consumer App

Our platform is built to operate at the intersection of cryptoassets, loyalty and payments, and offers partners the flexibility to choose some or all of our capabilities, and the manner in which these capabilities are enabled for consumers, based on their needs and objectives. Some partners may choose to keep their consumer users entirely in their experience, while others may need a “ready-to-go” storefront and leverage our capabilities. Partners can choose to fully or partially embed our capabilities within their digital environment, or they can leverage our platform capabilities, like cryptoasset buy, sell, hold and spend, entirely “powered by Bakkt.” For partners choosing a “ready-to-go” storefront, all of our platform’s capabilities around digital asset purchase, sales, redemption and payment come together in a seamless experience in our consumer app, which was made broadly available in March 2021. Our app enables consumers to see their digital assets—initially including bitcoin, cash, loyalty and rewards points, and closed-loop gift cards—in one place, and to transact easily with those assets. We plan to extend the functionality of our app by adding more merchants and loyalty partners, and additional digital assets, such as additional cryptocurrencies, like our addition of ether (ETH) in November 2021, and, at a later date, equities, derivatives, and ETFs, and in-game assets. We also plan to offer equity securities trading through our platform in the future and may do so by partnering with an existing licensed broker-dealer, or by obtaining our own broker-dealer license.

Business Combination

On October 15, 2021, we consummated the previously announced business combination (the “Closing”) pursuant to that certain Agreement and Plan of Merger, dated as of January 11, 2021 (as amended, the “Merger Agreement”), by and among VIH, Pylon Merger Company LLC, a Delaware limited liability company and wholly owned subsidiary of VIH (“Merger Sub”), and Opco. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Opco, with Opco surviving as the surviving limited liability company and as a wholly owned subsidiary of the Company (the “Merger”).

In connection with the transactions contemplated by the Merger Agreement (the “Business Combination”), the Company effected a deregistration under the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law (“DGCL”), pursuant to which the Company’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware (the “Domestication”), and changed its name to “Bakkt Holdings, Inc.”

The Business Combination, which has not been reflected in the financial information presented herein, as the Business Combination occurred after the end of the fiscal quarter on September 30, 2021, will be accounted for in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, using the acquisition method, with the Company considered the acquiror and Opco considered the acquiree. For accounting purposes, the acquiror is the entity that obtains control of the other entity. The determination of whether control has been obtained starts with an evaluation of whether the entities involved are variable interest entities or voting interest entities in accordance with ASC 810, Consolidations. As defined by U.S. generally accepted accounting principles (“GAAP”), if the acquiree is a variable interest entity, the primary beneficiary is the accounting acquiror. Opco meets the definition of a variable interest entity and the Company has been determined to be the primary beneficiary as a result of the Business Combination. At the closing of the Business Combination, the assets and liabilities of Opco were recognized at fair value, and the consideration in excess of the fair value of the net assets acquired (including identifiable intangible assets) was recognized as goodwill.

Key Factors Affecting Our Performance

Attractiveness of Platform

We primarily generate revenue when users of our platform buy, sell, convert, spend and send digital assets through the platform, and our success depends in part on transaction volume. Business growth will come from growing users and the transaction fees associated with users buying, selling, converting and spending with digital assets, and the margin earned in connection with consumer purchases and the sale of cryptoassets. We will look to grow our base of active and transacting users to grow these revenue streams.

In addition, growing partners on our platform increases our ability to grow revenue streams. To date, management has been focused on building through partners within a business-to-business-to-consumer (“B2B2C”) model. Our goal is to provide these partners opportunities to leverage our capabilities either through their existing environment or by leveraging our platform. Expanding the platform capabilities leveraged by our partner set, as well as expanding with new partners, will be key to our business and revenue growth. We expect that revenues related to loyalty redemption transactions, cryptoasset trades, subscriptions and services will be significant drivers of our business. The risks and uncertainties related to each such revenue generating activity are largely the same. Specifically, to the extent we are unable to grow our partner base and/or organically grow our active and transacting user base (who buy, sell, convert and spend with digital assets, and from whom we can earn the margin paid in connection with consumer purchases and sale of cryptoassets), or to the extent the cost of such growth (including our average customer acquisition cost) is greater than we anticipate, the corresponding growth of our business may occur more slowly than we expect, or may not occur at all. Our ability to execute on our business plan is dependent on successfully executing on several key components of our business, principally including: (i) the technological success of our platform; (ii) the integration of our platform with the platforms of our partners; (iii) growth in the number and diversity of the loyalty brands, associated merchants and retailers, and cryptocurrencies and other digital assets that we support; and (iv) our resulting ability to create a network effect with growth in active and transacting users.

Regulations in U.S. markets

We are subject to many complex, uncertain and overlapping local, state and federal laws, rules, regulations, policies and legal interpretations (collectively, “laws and regulations”) in the markets in which we operate. These laws and regulations govern, among other things, consumer protection, privacy and data protection, labor and employment, anti-money laundering, money transmission, competition, and marketing and communications practices. These laws and regulations will likely have evolving interpretations and applications, particularly as we introduce new products and services and expand into new jurisdictions.

We are seeking to bring trust and transparency to digital assets. We will progressively be subject to laws and regulations relating to the collection, use, retention, security, and transfer of information, including the personally identifiable information of our clients and all of the users in the information chain. We have developed and frequently evaluate and update our compliance models to ensure that we are complying with applicable restrictions.

We continue to work with regulators to address the emerging global landscape for digital assets. As investment continues, the intersection of technology and finance will require ongoing engagement as new applications emerge. Digital assets and distributed ledger technology have significant, positive potential with proper collaboration between industry and regulators.

COVID-19 Impacts

In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. The COVID-19 pandemic has adversely affected global economic activity and, in 2020, contributed to significant declines and volatility in financial markets. The COVID-19 pandemic had a material adverse impact on our business during the year ended December 31, 2020, primarily in that it (i) decreased revenue from our loyalty and travel businesses, and (ii) impacted our ability to expand our relationships with existing loyalty partners, and to conclude relationships with new loyalty partners, whose businesses similarly have been adversely affected by the pandemic. For the three and nine months ended September 30, 2021, our business operations have started to recover from the impacts of the pandemic, and revenue from the loyalty and travel business has started to recover; however, the impact from a resurgence in COVID-19 (including its variants), lack of population-wide vaccination or immunity, or the possible waning efficacy of vaccinations creates future uncertainty for our business.

Our Corporate Structure

We own and consolidate entities formed during the year ended December 31, 2019, including Bakkt Trust and Bakkt Marketplace. We also own and consolidate entities that were acquired during the year ended December 31, 2019, including DACC Technologies, Inc., Digital Asset Custody Company, Inc. (collectively with DACC Technologies, Inc., “DACC”), and Bakkt Clearing, LLC (“Bakkt Clearing”), formerly known as Rosenthal Collins Group, L.L.C. We continued to operate these entities throughout fiscal year 2020, and also acquired Bridge2 Solutions, LLC and its related companies (collectively, “Bridge2 Solutions”) in February 2020.

Bakkt Trust is a New York limited-purpose trust company that is chartered by and subject to the supervision and oversight of the NYSDFS. In September 2019, Bakkt Trust, along with IFUS and ICUS, both of which are wholly-owned subsidiaries of ICE, brought to market the first institutional-grade, regulated infrastructure for trading, clearing, and custody services for bitcoin. Bakkt Trust acts as a qualified custodian for bitcoin, which enables Bakkt Trust to offer the only end-to-end regulated, physically-delivered bitcoin futures and options contracts available in the United States. In addition, Bakkt Trust offers non-trading-related, standalone custody of bitcoin and, effective November 2, 2021, ether (ETH) to institutions, market makers, and certain high net worth individuals, subject to the NYSDFS’ regulatory oversight.

The below graphic illustrates the structure of the physically-delivered bitcoin futures and options and custody offerings.

Bakkt Marketplace has created an integrated platform that enables consumers and enterprises to transact in digital assets. Bakkt Marketplace’s app enables consumers to purchase, sell, convert and or spend digital assets. Users also can use the app to spend fiat currency with various retailers and convert loyalty and rewards points into fiat currency. Bakkt Marketplace has received money transmitter licenses from all states throughout the U.S. where such licenses are required (though it does not presently offer services in Hawaii), has obtained a New York State virtual currency license, and is registered as a money services business with the Financial Crimes Enforcement Network of the United States Department of the Treasury. As shown in the below graphic, Bakkt Trust’s custody solution supports Bakkt Marketplace’s bitcoin functionality offered to consumers within the app.

Bakkt Clearing is registered as a futures commission merchant (FCM) with the Commodity Futures Trading Commission (CFTC) and a member of the National Futures Association (NFA).

We acquired Bridge2 Solutions on February 21, 2020 in order to expand our loyalty conversion offerings within our digital asset marketplace. We accounted for the acquisition of Bridge2 Solutions as a common control transaction under ASC 805, as Bridge2 Solutions (and its holding company, B2S Holdings, Inc.) was initially acquired by ICE prior to being acquired by us.

Our Relationship with ICE and the Triparty Agreement

Prior to the closing of the Business Combination on October 15, 2021, we were an indirect majority-owned subsidiary of ICE. ICE is a global market infrastructure provider with a history of developing and implementing leading technologies. ICE operates exchanges, clearinghouses, and listing venues for the financial markets alongside offering data-driven technology services to support the trading, lending, investment, risk management, and connectivity needs of customers. In building our platform, ICE and minority investors contributed capital and assets valued at approximately $483 million prior to the Business Combination, leveraging ICE’s leading competency of creating and operating market infrastructure. Upon our formation, ICE made a cash capital contribution and granted us the right to access ICE’s existing futures and clearing platforms.

ICE also partners with us with respect to certain institutional product offerings. For instance, the PDF Contracts that are traded on IFUS and cleared on ICUS pursuant to the Triparty Agreement. In this regard, Bakkt Trust provides a stand-ready custody function that supports the trading and clearing services as required for the PDF Contract Traders so that IFUS can execute its trading services and ICUS can clear and arrange for the settlement of the PDF Contracts. Bakkt Trust’s obligation to provide a stand-ready custody function includes related promises such as:

(i) the initial onboarding of PDF Contract Traders to the custody warehouse, which represents the commencement of the custody services; (ii) maintaining a system of accounts within its custody warehouse on behalf of IFUS and ICUS to ensure accurate, timely transfers of bitcoin at PDF Contract maturity (thereby mitigating ICUS’s clearing risk and ensuring safe storage of bitcoin, including when PDF Contracts settle through physical delivery); (iii) standing ready to accept bitcoin deposits from PDF Contract Traders at any point between the execution and settlement of the PDF Contract; (iv) verifying account balances of PDF Contract Traders as their PDF Contracts approach expiration; (v) making transfers between PDF Contract Traders as instructed by ICUS when the PDF Contracts reach expiration; and (vi) permitting withdrawals of bitcoin as directed by PDF Contract Traders. Under the Triparty Agreement, IFUS and ICUS pay to Bakkt Trust the trading and clearing fees collected by IFUS and ICUS with respect to those PDF Contracts net of incentives and rebates. As is typical of new trading products, IFUS and ICUS have instituted such incentives and rebates in an effort to incentivize the trading volume of PDF Contracts. In particular, IFUS offers rebates to support market liquidity and trading volume, which provides qualified PDF Contract Traders with a discount to the applicable transaction fee. Opco is responsible for paying for all rebates and incentives, even if these amounts exceed the gross revenues from the Triparty Agreement. These incentives and rebates have resulted in negative revenue to Opco under the Triparty Agreement.

The Bakkt Warehouse was built on the principle that a truly institutional-grade custody operation is a crucial first step in broadening institutional acceptance of cryptoassets. As illustrated above, several institutional trading products, such as the PDF Contracts, require custody as an integral part of their value proposition, not necessarily because most such contracts go to expiration and require physical delivery (as many such contracts do not), but rather because, in the eyes of many institutional investors, the possibility of physical delivery at maturity makes those contracts a superior method for price discovery of the underlying asset. In our view, much of the historical reluctance of institutional investors to embrace these products is attributable to the lack of well-regulated, highly secure custody operations similar to those typical of more traditional financial products. The Bakkt Warehouse was built to solve this issue, and features the sophisticated security, insurance and regulatory features that institutional trading participants generally expect. However, the institutional cryptoasset market must further mature in order for us to begin achieving positive net revenue from our activities under the Triparty Agreement. In particular, in the case of bitcoin and other cryptoassets, many institutional investors still prefer to eliminate any possibility of holding those cryptoassets (and thus, to date have preferred cash-settled futures contracts, despite their perceived inferiority for price discovery). To date, less than 1% of PDF Contracts go to physical settlement. We believe that once those investors’ reluctance to hold cryptoassets has decreased, and the market for physically-delivered contracts has been sufficiently established, such rebates and other incentive payments may no longer be needed (or their amounts may be reduced), as a result of which we should be able to generate positive revenue from our services under the Triparty Agreement. The failure of the market for PDF Contracts to expand sufficiently enough to reduce the reliance on rebates and liquidity or incentive payments to PDF Contract Traders would adversely affect our ability to receive positive net revenues under the Triparty Agreement.

Our cash-settled futures contracts are offered in Singapore pursuant to a similar arrangement with ICE subsidiaries. Pursuant to a separate triparty agreement among ICE Futures Singapore (“IFS”), ICE Clear Singapore (“ICS”) and Opco, IFS and ICS provide trade execution and clearing services to customers that trade the cash-settled futures contracts. As these contracts are settled in cash (rather than by physical delivery of bitcoin), no custody function is necessary; as such, Opco provides to IFS and ICS pricing data from its PDF Contracts and also licenses its name to IFS and ICS for use in marketing the cash-settled futures. In return, ICS and IFS pay to Opco 35% of the net trading and clearing revenue that they earn with respect to these contracts.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the Unaudited Third Quarter 2021 Financials and the Audited 2020 Financials. The following table sets forth our consolidated results of operations for the periods shown:

	Three Months Ended September 30,			Nine Months Ended September 30,			Year Ended December 31,
	2021	2020		2021	2020		2020		2019
				(in thousands)
Revenues:
Net revenues (1)	$9,142	$6,629	(2)	$25,773	$19,067	(3)	$28,495	(4)	$(881)
Other	—	—		—	—		—		17

Total revenues	$9,142	$6,629	(2)	$25,773	$19,067	(3)	$28,495	(4)	$(864)
Operating expenses:
Compensation and benefits	22,225	12,637		57,375	30,508		43,141		23,237
Professional services	3,334	2,392		5,006	4,657		5,751		4,150

Technology and communication	3,148	2,311	9,851	6,958	9,741	4,256
Selling, general and administrative	4,449	1,664	19,514	3,472	8,219	2,617
Acquisition-related expenses	1,766	—	12,075	11,477	13,372	731
Depreciation and amortization	3,270	2,232	9,098	5,536	8,159	324
Affiliate expenses	471	471	1,413	2,611	3,082	500
Impairment of long-lived assets	—	2,450	—	3,843	15,292	—
Other operating expenses	341	180	1,038	386	857	—

Total operating expenses	39,004	24,337	115,370	69,448	107,614	35,815

Operating loss	(29,862)	(17,708)	(89,597)	(50,381)	(79,119)	(36,679)
Interest income (expense), net	(96)	(169)	(239)	255	123	3,280
Other income (expense), net	1,123	(83)	473	146	(218)	224

Loss before income taxes	(28,835)	(17,960)	(89,363)	(49,980)	(79,214)	(33,175)
Income tax (expense) benefit	(12)	(11)	195	36	(391)	199

Net loss	$(28,847)	$(17,971)	$(89,558)	$(50,016)	$(79,605)	$(32,976)
Currency translation adjustment, net of tax	(191)	87	(18)	(80)	191	—

Comprehensive loss	$(29,038)	$(17,884)	$(89,576)	$(50,096)	$(79,414)	$(32,976)

(1)

The three and nine months ended September 30, 2021 include net revenues from affiliate of $111,000 and $154,000, respectively. The three and nine months ended September 30, 2020 include net revenues from affiliate of $1,149,000 and $2,153,000, respectively. The years ended December 31, 2020 and 2019 include net revenues from affiliate of $(2,007,000) and $(881,000), respectively.

(2)

The three months ended September 30, 2020 includes revenue of approximately $7.8 million from Bridge2 Solutions and approximately $0.9 million from Opco, partially offset by approximately $2.1 million in contra-revenue from Opco.

(3)

The nine months ended September 30, 2020 includes revenue of approximately $21.1 million from Bridge2 Solutions and approximately $1.6 million from Opco, partially offset by approximately $3.7 million in contra-revenue from Opco.

(4)

The year ended December 31, 2020, includes revenue of approximately $30.8 million from Bridge2 Solutions and approximately $2.2 million from Opco, partially offset by approximately $4.5 million in contra-revenue from Opco.

Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020

Revenue

	Three Months Ended September 30,			Change in
	2021	2020		$	%
	(in thousands)
Net revenues (includes net revenues from affiliate of $111 and $1,149, respectively)	$9,142	$6,629	(1)	$2,513	37.9%

(1)

The three months ended September 30, 2020 includes revenue of approximately $7.8 million from Bridge2 Solutions and approximately $0.9 million from Opco, partially offset by approximately $2.1 million in contra-revenue from Opco.

Net Revenues

Net revenues consist of transaction revenue (net of rebates and liquidity payments under the Triparty Agreement, reductions in connection with the contribution agreement entered into between Opco and ICE in connection with ICE’s formation of Opco (the “Contribution Agreement”) and consideration payable to a customer pursuant to the Strategic Alliance Agreement), subscription and service revenue.

Net revenues increased by $2.5 million, or 37.9%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily due to an increase of $1.0 million in subscription and service revenue related to the expansion of call center services for an existing loyalty customer, partially offset by reimbursements we received from a loyalty customer in 2020 to offset expenses for staffing that was not utilized due to COVID 19 related transaction volume declines, and an increase of $1.5 million in transaction revenue related to higher customer activity in our loyalty redemption services business. Negative revenue from the Triparty Agreement, net, a component of transaction revenue, improved by $1.0 million, or 90.4%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This decrease in negative revenue is primarily due to a decrease in trading and clearing rebates of $1.8 million, partially offset by a $0.9 million decrease in revenues from the Triparty Agreement.

Operating Expenses

Operating expenses consist of compensation and benefits, professional services, technology and communication expenses, selling, general and administrative expense, acquisition-related expenses, depreciation and amortization, affiliate expenses, impairment of long-lived assets, and other operating expenses.

Compensation and Benefits

	Three Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Compensation and benefits	$22,225	$12,637	$9,588	75.9%

Compensation and benefits expense include all salaries and benefits, compensation for contract labor, incentive programs for employees, payroll taxes, unit-based compensation and other employee related costs. Compensation and benefits expense is the most significant component of our operating expenses and we expect that our compensation and benefits expense will continue to increase in absolute dollars as we continue to expand our business, as described below. Upon the consummation of the Business Combination on October 15, 2021, one-third of the awards in the Equity Plan vested, which we expect will result in recognition of incremental unit-based compensation expense. The second and third one-third tranches will vest on the one-year and two-year anniversary date of the transaction close, respectively.

Headcount has increased, and will continue to increase, across functions to further strengthen our service offerings and enhance our systems, processes, and controls. We intend to grant equity awards as part of the compensation package for new employees. We expect that our compensation and expenses will decrease as a percentage of our revenue over time. Compensation and benefits increased by $9.6 million, or 75.9%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily due to $5.6 million in additional salaries, wages and benefits, $1.4 million in contract labor for software development, $0.6 million in non-cash compensation and incentive bonuses, $0.9 million in severance costs, $0.7 million in other operating costs, and $0.4 million in payroll taxes. The majority of the increase in these costs results from increases in headcount to support the projected growth in our business and increased compliance and reporting requirements as a public company.

Professional Services

	Three Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Professional services	$3,334	$2,392	$942	39.4%

Professional services expense includes fees for regulatory, legal, and accounting fees. Professional services increased by $0.9 million, or 39.4%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily due to an increase of $0.7 million in audit and tax fees.

Technology and Communication

	Three Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Technology and communication	$3,148	$2,311	$837	36.2%

Technology and communication costs represent all non-headcount related costs we incur to operate our business. Such costs principally include amounts paid for software licenses and software-as-a-service arrangements utilized for operating, administrative and information security activities, fees paid for third-party data center hosting arrangements, and fees paid to telecommunications service providers and for telecommunication software platforms necessary for operation of our customer support operations. These costs are driven by customer requirements, system capacity, functionality and redundancy requirements.

Technology and communications expense also includes fees paid for access to external market data and associated licensing costs, which may be impacted by growth in electronic contract volume, our capacity requirements, changes in the number of telecommunications hubs, and connections with customers to access our electronic platforms directly. Technology and communication increased by $0.8 million, or 36.2%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily due to an increase of $0.6 million in hardware and software license fees.

Selling, General and Administrative

	Three Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Selling, general and administrative	$4,449	$1,664	$2,785	167.4%

Selling, general and administrative expenses include marketing, advertising, business insurance, rent and occupancy, bank service charges, dues and subscriptions, travel and entertainment, rent and occupancy, and other general and administrative costs. Our marketing activities primarily consist of web-based promotional campaigns, promotional activities with partners, conferences and user events, and brand-building activities. Selling, general and administrative expenses do not include any headcount cost, which is reflected in the compensation and benefits financial statement line item. Our selling, general and administrative expenses will continue to increase in absolute dollars to support the projected growth in our business and requirements of being a public company, including increased insurance premiums and disclosure processes. However, we expect these costs will decrease as a percentage of our revenue in future years as we gain improved operating leverage from our projected revenue growth. Selling, general and administrative costs increased by $2.8 million, or 167.4%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily due to an increase of $2.6 million in marketing expenses related to the launch of our consumer platform. The majority of these marketing expenses are web-based promotional campaigns.

Acquisition-related Expenses

	Three Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Acquisition-related costs	$1,766	$—	$1,766	100%

Acquisition-related costs for the three months ended September 30, 2021 consists entirely of costs related to the Business Combination. There were no acquisition-related costs for the three months ended September 30, 2020.

Depreciation and Amortization

	Three Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Depreciation and amortization	$3,270	$2,232	$1,038	46.5%

Depreciation and amortization expense consists of amortization of intangible assets from business acquisitions, internally developed software and depreciation of purchased software and computer and office equipment over their estimated useful lives. Intangible assets subject to amortization consist primarily of acquired technology and customer relationships from the Bridge2 Solutions acquisition. Depreciation and amortization increased by $1.0 million, or 46.5%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. The increase was primarily due to $1.1 million of increased amortization related to additions to capitalized software development costs to support the expansion of our loyalty redemption services business and consumer platform.

Affiliate Expenses

	Three Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Affiliate expenses	$471	$471	$—	0%

Affiliate expenses result from technical support service and other costs pursuant to the Intercompany Services Agreement (“ISA”) between Opco and ICE.

Impairment of long-lived assets

	Three Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Impairment of long-lived assets	$—	$2,450	$(2,450)	(100%)

In late 2019 and early 2020, we purchased payment software to use in the roll-out of our alternative payment method. We ultimately built out our alternative payment method offering using Application Programming Interface (“API”)- based integrations instead of the acquired payment software. As the alternative payment method no longer met our business requirements, we recorded an impairment charge of $2.5 million.

Other income (expense), net

	Three Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Other income (expense), net	$1,123	$(83)	$1,206	n/m

Other income (expense), net primarily consists of non-operating gains and losses and income from the sale of bitcoin outside the normal course of business. Other income (expense) increased by $1.2 million for the three months ended September 30, 2021 compared to the three months ended September 30, 2020, primarily driven by a non-recurring sale of our bitcoin in August 2021 to adjust inventory reserve levels under our inventory policy.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

Revenue

	Nine Months Ended September 30,			Change in
	2021	2020		$	%
	(in thousands)
Net revenues	$25,773	$19,067	(1)	$6,706	35.2%

(1)

The nine months ended September 30, 2020 includes revenue of approximately $21.1 million from Bridge2 Solutions and approximately $1.6 million from Opco, partially offset by approximately $3.7 million in contra-revenue from Opco.

Net Revenues

Net revenues increased $6.7 million, or 35.2%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase primarily consists of an increase of $6.0 million in transaction revenues and $0.4 million in subscription and service revenue. The increase in transaction revenues is related to the full nine months of performance from our loyalty redemption services in 2021 compared to partial period performance in 2020, following the acquisition of Bridge2 Solutions, and increased revenue from higher customer activity in our loyalty redemption services business. Negative revenue from the Triparty Agreement, net, a component of transaction revenue, improved by $2.0 million, or 92.9%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. This decrease in negative revenue is primarily due to a decrease in trading and clearing rebates of $3.0 million, partially offset by a $1.1 million decrease revenues from the Triparty Agreement.

Operating Expenses

Operating expenses consist of compensation and benefits, professional services, technology and communication expenses, selling, general and administrative expense, acquisition-related expenses, depreciation and amortization, affiliate expenses, impairment of long-lived assets, and other operating expenses.

Compensation and Benefits

	Nine Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Compensation and benefits	$57,375	$30,508	$26,867	88.1%

Headcount has increased, and will continue to increase, across functions to further strengthen our service offerings and enhance our systems, processes, and controls. We intend to grant equity awards as part of the compensation package for new employees, which we expect will result in increased stock-based compensation expense over the period of such grants. We expect that our compensation and expenses will decrease as a percentage of our revenue over time. Compensation and benefits increased by $26.9 million, or 88.1%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to $13.8 million in additional salaries, wages and benefits, $6.5 million in contract labor for software development, $6.2 million in non-cash compensation and incentive bonuses, $1.0 million in payroll taxes, $1.0 million in other operating costs, and $0.4 million in severance costs, partially offset by a decrease in compensation costs that were capitalized as capitalized software of $1.9 million. The majority of the increase in these costs results from increases in headcount to support the projected growth in our business and increased compliance and reporting requirements as a public company, in addition to the 2020 acquisition of Bridge2 Solutions, which resulted in approximately four months of compensation and benefits expense related to Bridge2 Solutions for the nine months ended September 30, 2020, compared to a full nine months of expenses for the nine months ended September 30, 2021.

Professional Services

	Nine Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Professional services	$5,006	$4,657	$349	7.5%

Professional services increased by $0.3 million, or 7.5%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to an increase of $0.9 million in audit and tax fees, offset by a decrease in legal fees of $0.6 million.

Technology and Communication

	Nine Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Technology and communication	$9,851	$6,958	$2,893	41.6%

Technology and communication increased by $2.9 million, or 41.6%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to an increase of $1.9 million in hardware and software license fees, $0.4 million in telecommunications fees, and $0.3 million in hosting fees.

Selling, General and Administrative

	Nine Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Selling, general and administrative	$19,514	$3,472	$16,042	462%

Selling, general and administrative costs increased by $16.0 million, or 462%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to an increase of $15.1 million in marketing expenses related to the launch of our consumer platform.

Acquisition-related Expenses

	Nine Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Acquisition-related expenses	$12,075	$11,477	$598	5.2%

Acquisition-related expenses for the nine months ended September 30, 2021 consist entirely of costs related to the Business Combination. Acquisition-related expenses for the nine months ended September 30, 2020 consist entirely of costs incurred in our acquisition of Bridge2 Solutions in February 2020, including approximately $9.6 million of accelerated expense for our incentive and participation units resulting from the issuance of Class C voting units in connection with the acquisition of Bridge2 Solutions.

Depreciation and Amortization

	Nine Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Depreciation and amortization	$9,098	$5,536	$3,562	64.3%

Depreciation and amortization increased by $3.6 million, or 64.3%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to $2.6 million of additional capitalized software development cost amortization related to software to support the expansion of our loyalty redemption services business and the consumer app and $0.6 million of amortization associated with the customer relationship intangible asset.

Affiliate Expenses

	Nine Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Affiliate expenses	$1,413	$2,611	$(1,198)	(45.9%)

Affiliate expenses decreased by $1.2 million, or (45.9%), for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The decrease in such costs in 2021 was primarily due to a decrease in fees under the ISA, related to a change to the fee structure for 2021 as compared with 2020.

Impairment of long-lived assets

	Nine Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Impairment of long-lived assets	$—	$3,843	$—	0%

During the nine months ended September 30, 2020, we purchased payment software to use in the roll-out of our alternative payment method. We ultimately built out our alternative payment method offering using API-based integrations instead of the acquired payment software. As the alternative payment method no longer met our business requirements, we recorded an impairment charge of $2.5 million. Additionally, during the nine months ended September 30, 2020, we terminated an existing software license agreement in accordance with the terms of the agreement. The software license was related to the underlying clearing software utilized by Bakkt Clearing and had a five-year term. As a result of the termination, we recorded an impairment charge of $1.4 million. For the nine months ended September 30, 2021, there was no impairment of assets.

Other income (expense), net

	Nine Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Other income (expense), net	$473	$146	$327	224.0%

Other income (expense) increased by $327 million, or 224% for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020, primarily driven by a $1.0 million non-recurring sale of our bitcoin in August 2021 to adjust inventory reserve levels under our inventory policy, partially offset by losses of $0.5 million on our investment in shares of affiliate stock.

Income Tax Expense

	Nine Months Ended September 30,		Change in
	2021	2020	$	%
	(in thousands)
Income tax expense	$195	$36	$159	441.7%

Our effective tax rate for the nine months ended September 30, 2021 and 2020 was 0.22% and 0.07%, respectively. The effective tax rate is lower than the federal statutory rate primarily because the substantial majority of the losses are from Opco’s partnership and the single member LLCs held by the partnership, where losses flow through to the partners at the consolidated level. Income tax expense consists of income taxes primarily related to our Canadian subsidiary. Income tax expense increased by $0.2 million, or 441.7%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase was primarily due to state taxes.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Revenue

	Year Ended December 31,
	2020		2019	$ Change	% Change
	(dollars in thousands)
Net Revenues (includes net revenues from affiliate of $(2,007) and $(881), respectively)	$28,495	(1)	$(881)	$29,376	3,334.4%
Other	—		17	(17)	N/A

Total revenues	$28,495	(1)	$(864)	$29,359	3,398.0%

(1)

The year ended December 31, 2020, includes revenue of approximately $30.8 million from Bridge2 Solutions and approximately $2.2 million from Opco, partially offset by approximately $4.5 million in contra-revenue from Opco.

Net Revenues

Net revenues increased $29.4 million, or 3,334.4% for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase primarily consists of an increase of $8.6 million in transaction revenues and an increase of $20.8 million in subscription and service revenue, both of which are related to the performance from our loyalty redemption services in 2020 following the acquisition of Bridge2 Solutions. Negative revenue from the

Triparty Agreement, net, a component of transaction revenue, increased by $1.1 million, or 127.8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase in negative revenue is primarily due to increases in trading and clearing rebates of $2.7 million, partially offset by a $2.0 million increase in revenues from the Triparty Agreement.

Operating Expenses

Operating expenses consist of compensation and benefits, professional services, technology and communication expenses, selling, general and administrative expense, acquisition-related expenses, depreciation and amortization, affiliate expenses, impairment of long-lived assets, and other operating expenses.

Compensation and Benefits

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Compensation and benefits	$43,141	$23,237	$19,904	85.7%

This is the most significant component of our operating expenses and we expect that our compensation and benefits expense will continue to increase in absolute dollars as we increase our headcount to support the projected growth in our business as well as our increased compliance and reporting requirements as a public company.

Headcount will also increase across functions to further strengthen our service offerings and enhance our systems, processes, and controls. We intend to grant equity awards as part of the compensation package for new employees. We expect that our compensation and expenses will decrease as a percentage of our revenue over time. Compensation and benefits increased by $19.9 million or 85.7%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to $22.4 million in additional salaries and wages, $11.4 million in contract labor for software development, $1.3 million in payroll taxes, $1.4 million in health care benefits and $1.2 million in additional bonuses. The majority of the increase in these costs results from the acquisition of Bridge2 Solutions, offset by a reduction in severance pay of $5.1 million, unit-based compensation of $1.0 million and capitalized software of $11.8 million.

Professional Services

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Professional services	$5,751	$4,150	$1,601	38.6%

Professional services increased by $1.6 million or 38.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to $1.7 million in additional professional fees and $0.5 million in audit and tax fees due to our acquisition of Bridge2 Solutions, offset by a decrease in legal fees of $0.5 million.

Technology and Communication

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Technology and communication	$9,741	$4,256	$5,485	128.9%

Technology and communication increased by $5.5 million or 128.9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to $4.0 million in software as a service fees, $1.2 million in hosting fees, $0.6 million in software maintenance and support cost, and $0.5 million in call center services.

Selling, General and Administrative

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Selling, general and administrative	$8,219	$2,617	$5,602	214.1%

Selling, general and administrative costs increased by $5.6 million or 214.1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to $4.3 million in marketing expenses related to the launch of our consumer app and $0.9 million in insurance, offset mainly by a decrease in business travel and entertainment due to COVID-19.

Acquisition-related Expenses

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Acquisition-related cost	$13,372	$731	$12,641	1,729.3%

Acquisition-related costs consist entirely of costs incurred in our acquisition of Bridge2 Solutions in February 2020. In 2020, we recognized an acceleration of $9.6 million of non-cash stock compensation resulting from the Bridge2 Solutions acquisition.

Depreciation and Amortization

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Depreciation and amortization	$8,159	$324	$7,835	2,418.2%

Depreciation and amortization increased by $7.8 million or 2,418.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to amortization associated with intangibles acquired through the acquisition of Bridge2 Solutions.

Affiliate Expenses

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Affiliate expenses	$3,082	$500	$2,582	516.4%

Affiliate expenses result from technical support service and other costs pursuant to the ISA between Opco and ICE. Affiliate expenses increased by $2.6 million or 516.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in such costs in 2020 was primarily due to an increase in fees under the ISA, related to a change to the fee structure for 2020 as compared with 2019.

Impairment of long-lived assets

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Impairment of long-lived assets	$15,292	$—	$15,292	N/A

For the year ended December 31, 2020, we determined that third-party software to customize functionality for our consumer app and certain software from a third-party vendor would not provide a viable solution for our business requirements. After performing various analyses for impairment of the amounts capitalized, we concluded these assets were impaired and recorded an impairment charge of approximately $15.3 million. For the year ended December 31, 2019, there was no impairment of assets.

Interest Income, Net

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Interest income, net	$123	$3,280	$(3,157)	(96.3%)

Interest income consists primarily of interest income earned from short-term investments (principally money market funds) and cash deposits with banks. Interest income decreased by $3.2 million or 96.3%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily due to the decrease in interest rates from 2019 to 2020 and lower balances in our money market funds.

Income Tax (Expense) Benefit

	Year Ended December 31,
	2020	2019	$ Change		% Change
	(dollars in thousands)
Income tax (expense) benefit	$(391)	$199		$(590)	(296.5%)

Income tax (expense) benefit consists of income taxes related to United States federal, state and local tax. Our effective tax rate fluctuates from period to period due to changes in the mix of income and losses in jurisdictions with a wide range of tax rates, the effect of acquisitions, permanent differences between financial reporting and income tax return treatment of certain items, and changes in tax contingencies. Income tax (expense) benefit decreased by $0.6 million or 296.5%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Supplemental Unaudited Pro Forma Financial Information for Opco and Bridge2 Solutions

The following supplemental unaudited pro forma financial information for the nine months ended September 30, 2021 and 2020 and the years ended December 31, 2020 and 2019 is presented to give effect to the acquisition of Bridge2 Solutions by us as if the business combination had occurred as of January 1, 2019.

Management believes the unaudited pro forma information presented below provides a meaningful comparison of operating results; however, it should not be viewed as a substitute for the historical financial results of Opco and Bridge2 Solutions. The supplemental unaudited pro forma financial information presented below should be read in conjunction with Opco’s historical unaudited financial statements for the nine months ended September 30, 2021 and 2020 and its historical audited financial statements for the years ended December 31, 2020 and 2019, each incorporated by reference into the Super 8-K.

The supplemental unaudited pro forma financial information presented below is for illustrative purposes and does not purport to represent what the results of operations would actually have been if the business combinations occurred as of the date indicated or what the results would be for any future periods. In addition, future results may vary significantly from those reflected in the supplemental unaudited pro forma financial information in the table below and should not be relied upon as an indication of any of our future results of operations. The pro forma information does not reflect any operating efficiencies, post-acquisition synergies or cost savings that we may achieve with respect to the combined companies.

Unaudited Pro Forma Revenue

Nine Months Ended September 30, 2021 Compared to the Nine Months Ended September 30, 2020

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(dollars in thousands)
Opco Gross Revenue	$791	$1,608	$(817)	(51)%
Opco Contra-Revenue	(2,353)	(3,694)	1,341	36%
Bridge2 Solutions Revenue	27,335	26,812	523	2%

Pro Forma Revenue	$25,773	$24,726	$1,047	4.0%

Pro forma revenue increased $1.0 million, or 4.0%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase is due to the $1.3 million reduction in Opco contra-revenue, partially offset by the $0.8 million reduction in Opco gross revenue, and the $0.5 million increase in Bridge2 Solutions revenue.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

	Year Ended December 31,
	2020	2019	$ Change	% Change
	(dollars in thousands)
Opco Gross Revenue	$2,198	$17	$2,181	12,829%
Opco Contra-Revenue	(4,477)	(881)	(3,596)	408%
Bridge2 Solutions Revenue	36,433	44,297	(7,864)	(18%)

Pro Forma Revenue	$34,154	$43,433	$(9,279)	(21.4%)

Pro forma revenue decreased $9.3 million, or 21.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease primarily consists of a decrease in transaction fees earned by Bridge2 Solutions due to a reduction in travel and customers using less loyalty points due to COVID-19. During the year ended

December 31, 2020, Opco began receiving net revenue payments from ICE earned pursuant to the Triparty Agreement, resulting in a $2.2 million increase in Opco gross revenue. The increase in Opco gross revenue was exceeded by a $3.6 million increase in Opco contra-revenue resulting from consideration payable to a customer pursuant to the Strategic Alliance Agreement with Starbucks and an increase in rebates and liquidity payments associated with futures transaction activity in the year ended December 31, 2020.

Unaudited Pro Forma Net Loss

Nine Months Ended September 30, 2021 Compared to the Nine Months Ended September 30, 2020

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(dollars in thousands)
Pro Forma Net Loss	$(89,558)	$(50,482)	$(39,156)	77.7%

Pro forma net loss increased $39.2 million, or 77.7%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The increase primarily consists of an increase of $15.1 million of marketing expenses related to the launch of our consumer app and $26.9 million of compensation and benefits related to the increase in personnel.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

	Year Ended December 31,
	2021	2020	$ Change	% Change
	(dollars in thousands)
Pro Forma Net Loss	$(80,071)	$(30,232)	$(49,839)	164.9%

Pro forma net loss increased $49.8 million, or 164.9% for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase primarily consists of an increase of $15.3 million impairment of long-lived assets related to the impairment of the third-party software that was deemed not viable, $12.6 million of acquisition-related costs related to the Bridge2 Solutions acquisition, $4.8 million of marketing expenses, $4.3 million of compensation and benefits related to increase in personnel, $1.2 million of hosting fees, and the $9.3 million decrease in revenue discussed in the Unaudited Pro Forma Revenue section.

Liquidity and Capital Resources

Since our inception, we have financed our operations through equity financings in the form of capital contributions from our members. As of September 30, 2021, we have raised an aggregate of $482.5 million of capital, net of issuance costs, through the issuance of Class B and Class C voting units. In addition, in 2018, ICE contributed certain developed assets and rights to use exchange and clearing licenses enabling us to commence operations. Our principal sources of liquidity are cash and cash equivalents. We did not raise any additional funds during the three and nine months ended September 30, 2021. As of September 30, 2021, we had $22.1 million and $16.5 million of cash and cash equivalents and restricted cash, respectively. As of December 31, 2020, we had $75.4 million and $16.5 million of cash and cash equivalents and restricted cash, respectively. As of September 30, 2020, we had $79.3 million and $17.5 million of cash and cash equivalents and restricted cash, respectively. Cash and cash equivalents consist of cash deposits at banks and money market funds. Restricted cash is held to satisfy certain minimum capital requirements pursuant to regulatory requirements.

As of September 30, 2021, our liquidity position raised substantial doubt about our ability to continue as a going concern for the 12 months following the issuance of the September 30, 2021 unaudited interim consolidated financial statements without additional capital investment. The closing of the Business Combination on October 15, 2021, which resulted in approximately $479 million of cash on the combined company’s balance sheet, alleviated the doubt about our ability to continue as a going concern.

We intend to use the funds available after the Business Combination to (i) increase our sales and marketing efforts, (ii) expand our research and product development efforts, and (iii) maintain and expand our technology infrastructure and operational support. In addition, we may in the future enter into arrangements to acquire or invest in complementary businesses, services, technologies or intellectual property rights. However, we have no agreements or commitments with respect to any such acquisitions or investments at this time.

Our expected uses of the available funds from the Business Combination are based upon our present plans, objectives and business condition. We have not determined all of the particular uses for the available funds, and management has not estimated the amount of funds, or the range of funds, to be used for any particular purpose. As a result, our management retain broad discretion over the available funds.

Our future cash requirements will depend on many factors, including our revenue growth rate, the timing and extent of hiring and associated overhead to support projected growth in our business, sales and marketing costs to drive revenue growth, and software development investments to continue adding features and functionality to our technology platforms to align with market needs. In 2021, we accelerated our hiring plans and increased our marketing and promotional efforts, which we expect to continue following the closing of the Business Combination. We also intend to increase our investment in software development activities from historical levels to more rapidly advance deployment of new features and functionality in our technology platforms. We may also enter into arrangements to acquire or invest in complementary businesses, services, and technologies which will likely require us to increase our cash consumption.

In addition, we have evaluated the impact of the COVID-19 pandemic on our liquidity and capital needs, and we anticipate that its effects will be largely neutral.

Depending on the foregoing and other factors that may affect our business in the future, we may be required to seek additional capital contributions or debt financing in the future. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. The following table summarizes our cash flows for the periods presented:

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
	(in thousands)
Net cash flows used in operating activities	$(43,777)	$(29,545)	$(30,940)	$(48,496)
Net cash flows used in investing activities	$(9,087)	$(4,228)	$(7,929)	$(40,947)
Net cash flows provided by (used in) financing activities	$(97)	$37,518	$37,487	—

Operating Activities

Since our inception, we have yet to achieve positive cash flow from operations. Our primary uses of cash include compensation and benefits for headcount-related expenses, investment in software and product development of our technology platforms, most significantly our consumer app, and associated non-headcount technology and communication cost to develop, operate and support our customer-facing technology platforms.

Net cash used in operating activities of $43.8 million for the nine months ended September 30, 2021 was primarily related to our net loss of $89.6 million, offset by non-cash charges of $16.6 million and net cash inflows of $29.2 million resulting from changes in our operating assets and liabilities. The non-cash charges primarily consisted of depreciation and amortization of $9.0 million, unit-based compensation of $3.1 million, amortization of consideration payable to a customer pursuant to the Strategic Alliance Agreement of $1.7 million, non-cash professional services expense associated with vesting of the Class C warrant of $1.0 million, and non-cash lease expense of $0.9 million. Net cash inflows from changes in our operating assets and liabilities resulted primarily from the return of a deposit with our clearinghouse affiliate of $20.2 million, an increase in accounts payable and accrued liabilities of $13.0 million, and an increase in due to related parties of $0.5 million, which were partially offset primarily by an increase in accounts receivable of $2.9 million, an increase in other assets of $1.0 million, and $0.8 million of payments related to operating lease liabilities.

Net cash used in operating activities of $29.5 million for the nine months ended September 30, 2020 was primarily related to our net loss of $50.0 million, which was offset by non-cash charges of $21.7 million, and net cash outflows of $1.3 million resulting from changes in our operating assets and liabilities. The non-cash charges primarily consisted of depreciation and amortization of $5.4 million, unit-based compensation of $9.9 million, impairment of long-lived assets of $3.8 million, acquisition-related expenses paid by affiliate of $1.4 million, and non-cash lease expense of $1.0 million. Net cash outflows from changes in our operating assets and liabilities resulted primarily from decreases in deferred revenues of $3.7 million, amounts due to affiliates of $8.4 million, and payments related to operating leases of $0.9 million, which were offset by decreases in accounts receivable of $0.3 million and deposits with clearinghouse affiliate of $11.0 million, and an increase in accounts payable and accrued liabilities of $0.9 million.

Net cash used in operating activities of $30.9 million for the year ended December 31, 2020 is primarily attributable to our net loss of $79.6 million, offset by non-cash charges of $37.9 million and changes in our operating assets and liabilities of approximately $10.7 million. Non-cash charges consisted of a $15.3 million asset impairment, $11.6 million of unit-based compensation expenses, and $8.0 million of depreciation and amortization. Changes in operating assets and liabilities resulted from a $16.0 million increase in accounts payable and accruals and an $11.0 million increase in deposits with clearinghouse affiliates, offset by a $7.0 million decrease in amounts due to affiliates, a $4.3 million decrease in deferred revenues and $3.7 million decrease in other assets and liabilities, and $1.2 million decrease in operating lease liabilities.

Net cash used in operating activities of $48.5 million for the year ended December 31, 2019 was primarily related to our net loss of $33.0 million, offset by non-cash charges of $11.0 million and net cash outflows of $26.6 million resulting from changes in our operating assets and liabilities. The non-cash charges primarily consisted of depreciation and amortization of $0.3 million and unit-based compensation of $10.7 million. Net cash outflows from changes resulted mainly from payment of a deposit with our clearinghouse affiliate of $39.0 million partially offset by changes in other assets of $2.8 million, an increase in accounts payable and accrued liabilities of $5.9 million and amounts due to affiliates of $9.4 million.

Investing Activities

Net cash used in investing activities of $9.1 million for the nine months ended September 30, 2021 primarily consisted of $10.9 million of capital expenditures, offset by $1.8 million in proceeds from sale of shares of affiliate stock. Capital expenditures were primary related to costs paid to third parties and capitalized associated with internally developed software for our technology platforms and other capital expenditures.

Net cash provided by investing activities of $4.2 million for the nine months ended September 30, 2020 primarily consisted of $16.9 million of capital expenditures, offset by $10.7 million cash inflows from the acquisition of Bridge2Solutions and $2.0 million cash inflows from short-term investments. Capital expenditures were primary related to costs paid to third parties and capitalized associated with internally developed software for our technology platforms and other capital expenditures.

We used $7.9 million in investing activities for the year ended December 31, 2020 consisting of capitalized costs of internally developed software and other capital expenditures. This amount was offset in part by $10.7 million of cash acquired from our acquisition of Bridge2 Solutions and proceeds from the sale of $2.0 million of short-term investments.

Net cash used in investing activities of $40.9 million for the for the year ended December 31, 2019 was primarily related to acquisitions of $29.8 million, capital expenditures of $9.2 million and purchases of short-term investments of $2.0 million. Capital expenditures were primary related to costs paid to third parties and capitalized associated with internally developed software for our technology platforms.

Financing Activities

Net cash used in financing activities of less than $1 million for the nine months ended September 30, 2021 resulted from payments of finance lease liabilities.

Net cash provided by financing activities of $37.5 million for the nine months ended September 30, 2020 resulted from proceeds from issuance of our Series B ownership units of $37.8 million offset by less than 0.3 million of payments of finance leases liabilities.

Net cash flows provided by financing activities of $37.5 million for the year ended December 31, 2020 resulted from proceeds from issuance of our Class C ownership units of $37.8 million offset by $0.3 million of payments for capital leases during the year.

Commitments

We had no material commitments as of September 30, 2021, December 31, 2020, or December 31, 2019.

Off-Balance Sheet Arrangements

Bitcoin held in a custodial capacity on behalf of our customers, which are institutions, market makers, and high net worth individuals, is not included in our consolidated balance sheets.

Non-GAAP Measures

We use non-GAAP financial measures to assist in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that presenting non-GAAP financial measures is useful to investors because it (a) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that we believe do not directly reflect our core operations, (b) permits investors to view performance using the same tools that we use to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (c) otherwise provides supplemental information that may be useful to investors in evaluating our results.

We believe that the presentation of the following non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures provided herein, provides investors with an additional understanding of the factors and trends affecting our business that could not be obtained absent these disclosures.

Adjusted EBITDA

We present Adjusted EBITDA as a non-GAAP financial measure.

We believe that Adjusted EBITDA provides relevant and useful information, which is used by management in assessing the performance of our business. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and certain non-cash and/or non-recurring items that do not contribute directly to our evaluation of operating results. Adjusted EBITDA provides management with an understanding of earnings before the impact of investing and financing transactions and income taxes, and the effects of aforementioned items that do not reflect the ordinary earnings of our operations. This measure may be useful to an investor in evaluating our performance. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or other performance measures derived in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

In addition to the items above, Adjusted EBITDA as a non-GAAP financial measure also excludes interest income and other income, and income tax benefit, as these items are not components of our core business operations.

Non-GAAP financial measures like Adjusted EBITDA have limitations, should be considered as supplemental in nature and are not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

•

unit-based compensation expense, which has been excluded from Adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations, has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;

•

the intangible assets being amortized, and property and equipment being depreciated, may have to be replaced in the future, and the non-GAAP financial measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or other capital commitments; and

•	non-GAAP measures do not reflect changes in, or cash requirements for, our working capital needs.

Because of these limitations, the non-GAAP financial measures should be considered alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

The following table presents a reconciliation of net loss, the most directly comparable GAAP operating performance measure, to our Adjusted EBITDA for each of the periods indicated (in thousands, unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30			Year Ended December 31,
	2021	2020	2021	2020	2020	2019
	(in thousands)
Net loss	$(28,847)	$(17,971)	$(89,558)	$($50,016)	$(79,605)	$(32,976)
Add: Depreciation and amortization	3,270	2,232	9,098	5,536	8,159	324
Add/(Less): Interest (income) expense	96	169	239	(255)	(123)	(3,280)
Add/(Less): Income tax (benefit) expense	12	11	195	36	391	(199)

EBITDA	(25,469)	(15,559)	(80,026)	(44,699)	(7,178)	(36,131)
Add: Acquisition-related transaction costs	1,766	—	12,075	11,477	13,372	731
Add: Unit-based compensation expense	604	829	3,116	370	2,082	10,673
Add: Restructuring charges	—	—	—	—	588	—
Add: Impairment of long-lived assets	—	2,450	—	3,843	15,292	—
Less: Non-recurring bitcoin sale income, net	(1,024)	—	(1,024)	—	—	—
Less: Transition services to Bakkt Clearing	—	—	—	—	(196)	(145)

Adjusted EBITDA	$(24,123)	$(12,280)	$(65,859)	$(29,009)	$(40,040)	$(24,872)

Adjusted EBITDA decreased by $11.8 million, or 96.4%, for the three months ended September 30, 2021 compared to three months ended September 30, 2020. The decrease was primarily due to a $10.9 million increase in net loss, a $2.5 million decrease in impairment of long-lived assets and a $1.0 million increase in non-recurring bitcoin sale income, which were partially offset by a $1.8 million increase in acquisition-related transaction costs, a $0.2 million decrease in unit-based compensation expense, and a $1.0 million increase in depreciation and amortization. Adjusted EBITDA decreased by $36.9 million or 127.0%, for the nine months ended September 30, 2021 compared to nine months ended September 30, 2020. The decrease was primarily due to the $39.5 million increase in net loss, $3.8 million decrease in impairment of long-lived assets and a $1.0 million increase in non-recurring bitcoin sale income, which were partially offset by a $0.6 million increase in acquisition-related transaction costs, $3.6 million increase in depreciation and amortization and a $2.7 million increase in unit-based compensation expense. Adjusted EBITDA decreased by $15.2 million or 61.0%, for year ended December 31, 2020 compared to year ended December 31, 2019. The decrease was primarily due to the increase in net loss.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements. Critical accounting policies are those policies that management believes are most important to the representation of our financial position and results of operations, and that require management to make estimates that are difficult, subjective or complex. Based on these criteria, management has identified the following critical accounting policies and estimates, and the methodology and disclosures related to those estimates:

Business Combinations

We account for our business combinations using the acquisition accounting method, which requires us to determine the fair value of identifiable assets acquired and liabilities assumed, including any contingent consideration, to properly allocate the purchase price to the individual assets acquired and liabilities assumed and record any residual purchase price as goodwill in accordance with the Financial Accounting Standards Board (“FASB”) ASC 805, Business Combinations. We identify and attribute fair values and estimated lives to the intangible assets acquired and allocate the total cost of an acquisition to the underlying net assets based on their respective estimated fair values. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and involves the use of significant estimates, including projections of future cash inflows and outflows, discount rates and asset lives. These determinations will affect the amount of amortization expense recognized in future periods. We base our fair value estimates on assumptions we believe are reasonable but recognize that the assumptions are inherently uncertain.

For business combinations effected through a common control transaction, we measure the recognized net assets of the acquiree at the carrying amounts of the net assets previously recognized by our related party. We reflect the operations of entities acquired through a common control transaction in our financial statements as of the first date in the reporting period or as of the date that the entity was acquired by our related party, as applicable.

If the initial accounting for a business combination has not been completed by the end of the reporting period in which the business combination occurs, provisional amounts are reported to present information about facts and circumstances that existed as of the acquisition date. Once the measurement period ends, which in no case extends beyond one year from the acquisition date, revisions to the accounting for a business combination are recorded in earnings.

All acquisition-related costs, other than the costs to issue debt or equity securities, are accounted for as expenses in the period in which they are incurred. Changes in the fair value of any contingent consideration arrangements that are not measurement period adjustments are recognized in earnings.

Goodwill and Other Intangible Assets

Goodwill and intangible assets that have indefinite useful lives are accounted for in accordance with FASB ASC 350, Intangibles — Goodwill and Other. We allocate the cost of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the acquisition consideration transferred over the fair value of the net assets acquired, including other intangible assets, is recorded as goodwill. Goodwill is tested for impairment at the reporting unit level, and we are organized and operate as a single reporting unit. Goodwill and indefinite-lived intangible assets are tested at least annually or more frequently when events or circumstances occur that indicate that it is more likely than not that an impairment has occurred. In assessing goodwill and intangible assets for impairment, we first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. In the qualitative assessment, we may consider factors such as economic conditions, industry and market conditions and developments, overall financial performance and other relevant entity-specific events in determining whether it is more likely than not that the fair value of the reporting unit is less than the carrying amount. Should we conclude that it is more likely than not that the recorded goodwill and indefinite-lived intangible assets amounts have been impaired, it would perform the impairment test. An impairment loss is recognized in earnings if the estimated fair value of a reporting unit or indefinite lived intangible asset is less than it’s carrying amount. Significant judgment is applied when goodwill and intangible assets are assessed for impairment.

Identifiable intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives and are also reviewed at least annually for impairment or more frequently if conditions exist that indicate that an asset may be impaired.

We did not record any impairment charges related to goodwill and intangible assets during the three months ended September 30, 2021 and 2020, the nine months ended September 30, 2021 and 2020, or the years ended December 31, 2020 and 2019.

Revenue Recognition

We recognize revenue when we transfer promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services.

Triparty Agreement

The Triparty Agreement governs the trading, clearing and custody services for PDF Contracts. The PDF Contracts generally have a duration of less than one month, and substantially all of the PDF Contracts are settled in the same month in which the trade execution is initiated. At expiration of a PDF Contract, physical delivery of bitcoin will occur if the counterparties to the PDF Contract have not previously settled the PDF Contract. PDF Contract Traders are generally institutional investors and market makers that enter into agreements separately with each of IFUS, ICUS and Opco for trading, clearing and custody related services, respectively.

With respect to our provision of custody services that are necessary to support the trading and clearing services provided by IFUS and ICUS for the PDF Contracts, our customers are IFUS and ICUS, who are related parties. In this regard, our obligation is to provide a stand-ready custody function that supports the trading and clearing services for the PDF Contracts. our obligation to provide a stand-ready custody function includes related promises such as: (i) the initial onboarding of PDF Contract Traders to the custody warehouse, which represents the commencement of the custody services; (ii) maintaining a system of accounts within its custody warehouse on behalf of IFUS and ICUS to ensure accurate, timely transfers of bitcoin at PDF Contract maturity (thereby mitigating ICUS’s clearing risk and ensuring safe storage of bitcoin, including when PDF Contracts settle through physical delivery); (iii) standing ready to accept bitcoin deposits from PDF Contract Traders at any point between execution and settlement of the PDF Contract; (iv) verifying account balances of PDF Contract Traders as their PDF Contracts approach expiration; (v) making transfers between PDF Contract Traders as instructed by ICUS when the PDF Contracts reach expiration; and (vi) permitting withdrawals of bitcoin as directed by PDF Contract Traders. In order to fulfill these promises, Opco has incurred significant time and expense to build, establish and maintain a fully licensed, institutional-grade bitcoin custodian.

While our performance obligation to IFUS and ICUS is comprised of several related promises as described above, we have concluded that we have a single performance obligation to provide a stand-ready custody function that supports the trading and clearing services as required for the PDF Contracts for PDF Contract Traders, so that IFUS can execute its trading services and ICUS can clear and arrange for the settlement of the PDF Contracts. We have concluded that the related activities that collectively comprise this single performance obligation are not separately identifiable within the context of the Triparty Agreement, as all are necessary in order for IFUS and ICUS to offer PDF Contracts. The maximum duration of our performance obligation would extend from trade execution through the later of settlement of a PDF Contract or the ultimate withdrawal of physically-delivered bitcoin underlying the PDF Contract. However, in our experience, less than 1% of PDF Contracts go to physical settlement. We determine the obligation period associated with Triparty Agreement revenue using the portfolio method based on our historical transaction experience, as the PDF Contracts have similar characteristics. The average performance obligation period is less than one month based on application of the portfolio method. Therefore, we recognize revenue for the stand-ready custody services that we provide to IFUS and ICUS on a straight-line basis over the average performance obligation period, which is less than one month.

PDF Contract Traders pay a transaction fee for trading and clearing which is collected by ICUS. Per the terms of the Triparty Agreement, IFUS and ICUS pass to us all trading and clearing transaction fees, net of rebates and liquidity payments issued to PDF Contract Traders. We consider the transaction price to be the net transaction fee received from IFUS and ICUS or paid to IFUS and ICUS.

In certain arrangements with PDF Contract Traders, IFUS offers rebates to support market liquidity and trading volume, which provides qualified PDF Contract Traders with a discount to the applicable transaction fee. Under the terms of the Triparty Agreement, these rebates reduce the amount of the trading and clearing revenue that IFUS and ICUS pay to us. To the extent the rebates issued to PDF Contract Traders exceed the transaction fees collected by

IFUS and ICUS, we pay IFUS and ICUS for the difference between the rebate amounts and the collected transaction fees. We do not receive any goods or services from IFUS or ICUS in exchange for the payment. The payment to IFUS and ICUS for such shortfall is required to be paid pursuant to the Triparty Agreement. These rebates represent consideration payable to a customer and reduce the transaction price; as such, these rebates are included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss. Because these rebates are measured and resolved within the same reporting period, it is not necessary for us to estimate these at a given reporting period date.

We also recognize a capital contribution for the cost of the trading and clearing services provided by IFUS and ICUS in connection with the Contribution Agreement, which reduces the revenue recognized as part of the net transaction fee.

Revenue from the Triparty Agreement is included in “Transaction revenue, net” in the disaggregation of revenue table within Note 3 of the Unaudited Third Quarter 2021 Financials.

Custody

We provide a bitcoin custody solution institutions and certain high net worth individuals. For PDF Contract Traders with custody accounts related to PDF Contracts, we do not charge a fee specifically for the custody service. For customers using custody services on a standalone basis, we charge a fee, which is generally based on a fixed fee and represents fixed consideration. We invoice customers on a quarterly basis. Our performance obligation related to the storage and custody of a customer’s bitcoin represents an obligation to provide custody services for digital assets. Bitcoin held in a custodial capacity on behalf of our customers is not included in our consolidated balance sheet, as we do not own that bitcoin. The contract for custodial services may be terminated by the applicable institution or high net worth individual at any time upon final withdrawal of all digital assets, without incurring a penalty. As a result, we believe our contracts represent a day-to-day contract with each day representing a renewal. These renewals are priced consistently with the original contract and with other similar customers and as such, we do not believe that they represent a material right.

The daily contract consists of a single performance obligation to provide custodial services, with the transaction price equal to a pro rata portion (i.e., daily) of the annual custody fee. Our performance obligation to provide custodial services meets the criterion to be satisfied over time. Revenue from our custodial services is included in “Net revenues” in the consolidated statements of operations and comprehensive loss.

Revenue from our custody services is included in “Subscription and services revenue” in the disaggregation of revenue table within Note 3 of the Unaudited Third Quarter 2021 Financials..

Loyalty redemption platform

We host, operate and maintain a loyalty redemption platform connecting loyalty programs to ecommerce merchants allowing loyalty point holders to redeem a spectrum of loyalty currencies for other digital assets, merchandise and services. Our customer in these arrangements is generally the loyalty partner. Our contracts related to our loyalty redemption platform consist of two performance obligations: (1) access to our SaaS-based redemption platform and customer support services, and (2) order placement. We are a principal related to providing access to our redemption platform. We are acting as an agent to provide order placement services on behalf of the loyalty partner. Revenues generated from our loyalty redemption platform are included in “Net revenues” in the consolidated statements of operations and comprehensive loss and include the following:

•

Platform subscription fees: Monthly fixed fee charged to loyalty partners to access the redemption platform and receive customer support services. We recognize revenue for these fees on a straight-line basis over the related contract term, as the loyalty partner receives benefits evenly throughout the term of the contract. These fees are allocated to our performance obligation to provide access to our redemption platform, and thus are recognized on a gross basis.

•

Transaction fees: Transaction fees are earned for most transactions processed through our platform. These fees are allocated to our performance obligation to provide order placement services on behalf of the loyalty partner, and therefore are recognized net of the related redemption cost. We allocate transaction fees to the period in which the related transaction occurs.

•

Revenue share fees: We are entitled to revenue share fees in the form of rebates from third-party commerce merchants and other partners which provide services facilitating redemption order fulfilment. We allocate revenue share fees to the period in which the related transaction occurs.

•

Service fees: We earn fees for certain software development activities associated with the implementation of new customers on our loyalty redemption platform and other development activities if a loyalty partner requests that we customize certain features and functionalities for their loyalty program. We recognize service fees as revenue on a straight-line basis, beginning when the internally developed software resulting from such implementation or other development activities are operational in our platform over the longer of the remaining anticipated customer life and 3 years, which represents the estimated useful life of our internally developed software. Implementation and development service fees are generally billed when the implementation and development activities are performed.

Revenue from our loyalty redemption platform is included in “Transaction revenue, net” and “Subscription and services revenue” in the disaggregation of revenue table in Note 3 of the Unaudited Third Quarter 2021 Financials.

Strategic Alliance Agreement

In February 2020, we entered into a Strategic Alliance Agreement with Starbucks to develop and operate a mechanism whereby a Starbucks customer can purchase food and beverage items from Starbucks using our digital wallet related to our alternative payment method offering.

In conjunction with this agreement, we issued Starbucks a warrant to purchase 15 million Class B voting units. We account for the warrant as consideration payable to a customer within the scope of ASC 606, Revenue from Contracts with Customers, which is measured at the fair value on the grant date of the warrant. We recognize the warrant as a reduction to transaction fees on a straight-line basis over 28 months, which represents the time period between the launch date of the services under the Strategic Alliance Agreement, which occurred in November 2020, and the end of the contract term. These reductions to revenue are included in “Net revenues” in the accompanying consolidated statements of operations and comprehensive loss. These reductions to revenue are included within “Transaction revenue, net” in the disaggregation of revenue table in Note 3 of the Unaudited Third Quarter 2021 Financials.

Sale of cryptocurrency

As part of our operation of the Bakkt Marketplace platform, we transact in bitcoin with consumers. Consumer bitcoin transactions were not material for the three and nine months ended September 30, 2021. There were no consumer bitcoin transactions for the three and nine months ended September 30, 2020.

Additionally, as part of the Company’s operation of the Bakkt Marketplace platform, we transact in bitcoin with our trading partners in order to adjust our bitcoin inventory based on actual consumer activity to maintain an inventory based on our inventory policy. Transactions in bitcoin with our trading partners in the normal course of business were not material for the three and nine months ended September 30, 2021. There were no transactions in bitcoin with our trading partners in the normal course of business for the three and nine months ended September 30, 2020.

We maintain an inventory reserve of bitcoin to facilitate consumer transactions if needed. We may adjust our inventory reserve levels under our inventory policy. Sales of bitcoin resulting from inventory reserve adjustments is not part of our normal course of business. Accordingly, proceeds from the sale of bitcoin outside of the normal course of business is included in “other income (expense), net,” net of the cost of bitcoin sold, in the consolidated statements of operation and comprehensive loss.

Practical expedients

We have elected the following practical expedients under ASC 606:

•	Assessing the performance obligation period for Triparty Agreement transactions on a portfolio basis.

•	Exclude sales taxes from the measurement of the transaction price.

•	Not adjust the transaction price for the existence of a significant financing component if the timing difference between a customer’s payment and our performance is one year or less.

•

Not provide disclosures about the transaction price allocated to unsatisfied performance obligations for contracts with a duration of one year or less or when the consideration is variable and allocated entirely to a wholly unsatisfied performance obligation or a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation.

Additionally, we have elected the practical expedient under ASC 340-40 to not capitalize incremental costs to obtain a contract with a customer if the amortization period would have been one year or less.

Deferred Revenue

Deferred revenue includes amounts invoiced prior to our meeting the criteria for revenue recognition. We typically invoice customers for subscription fees in arrears on a monthly basis.

We invoice customers for service fees at the time the service is performed, and such fees are recognized as revenue over time as we satisfy our performance obligation. The portion of deferred revenue to be recognized in the succeeding twelve-month period is recorded as non-current deferred revenue, and the remaining portion is recorded as current deferred revenue. We have determined that these arrangements do not contain a significant financing component, and therefore the transaction price is not adjusted.

The amount of previously deferred revenue recognized for the three and nine months ended September 30, 2021 was $1,064,000 and $3,401,000, respectively. The amount of previously deferred revenue recognized for the three and nine months ended September 30, 2020 was $1,138,000 and $4,885,000, respectively, which was comprised of deferred revenue acquired through the Bridge2 Solutions acquisition (see Note 4).

The amount of revenue recognized for the year ended December 31, 2020 from the opening deferred revenue balance as of the date of acquisition of Bridge2 Solutions was $11,005,000. We did not have any deferred revenue as of December 31, 2019.

Property, Equipment and Software, Net

Property, equipment and software are stated at cost, less accumulated depreciation and amortization.

We capitalize costs related to software we develop or obtain for internal use and are included in “Property, equipment and software, net” on the accompanying balance sheet. Software development costs incurred during the preliminary or maintenance project stages are expensed as incurred, and costs incurred during the application development stage are capitalized and are amortized over the useful life of the software.

Depreciation and amortization are computed using the straight-line method over the following estimated useful lives of assets:

Estimated Useful Life

Internal use software	3-7 years
Purchased software	3 years
Assets under finance lease	2-5 years
Office, furniture and equipment	7-10 years
Leasehold improvements	7 years
Other computer and network equipment	3 years

Impairment of Long-Lived Assets

Our long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. We also evaluate the period of depreciation and amortization of long-lived assets to determine whether events or circumstances warrant revised estimates of useful lives. When indicators of impairment are present, we determine the recoverability of our long-lived assets by comparing the carrying value of our long-lived assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the estimated future undiscounted cash flows demonstrate the long-lived assets are not recoverable, an impairment loss would be calculated based on the excess of the carrying amounts of the long-lived assets over their fair value. We did not record any impairment charges for the three and nine months ended September 30, 2021. We recorded $2.5 million impairment charges and $3.8 million related to long-lived assets for the three and nine months ended September 30, 2020, respectively. We recorded impairment charges of $15.3 million and no impairment charges related to long-lived assets for the years ended December 31, 2020 and December 31, 2019, respectively.

Unit-Based Compensation

Share-based payments to employees, which consist of incentive units and phantom units (“participation” units), are measured at fair value on the date of grant and recognized as expense in “Compensation and benefits” in the accompanying consolidated statements of operations and comprehensive loss over the requisite service period. Additionally, we recognize variable compensation expense for liability-classified participation units based on changes to the fair value of the awards at each reporting date. We elect to account for forfeitures as they occur.

The units are unvested on the grant date and are subject to the vesting terms in the award agreement. The units are not entitled to participate in distributions until such units are vested. The units vest subject to continuous employment through the vesting date (subject to limited exceptions), and the achievement of certain performance and market conditions as defined in the Bakkt Plan and individual award agreements. A portion of the units may be subject to vesting upon a liquidity event, initial public offering, or partial exit event, as defined in the Bakkt Plan, or to the extent any incentive units and participation units remain outstanding and unvested on the date that is the eight-year anniversary of the launch of one of our services in a production environment, which occurred on September 23, 2019, these remaining units will vest based on the calculated fair market value, as defined in the Third Amended and Restated LLC Agreement of Opco, as of such date.

The incentive units include certain put features; as such, we classify the incentive units as “Mezzanine equity” in the accompanying consolidated balance sheets due to the put option which represents a redemption feature. The incentive units will not be subject to remeasurement until exercise of the put option becomes probable.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates and assumptions on various judgments that we believe to be reasonable under the circumstances. The significant estimates and assumptions that affect our consolidated financial statements may include, but are not limited to, estimates related to income tax valuation allowances, useful lives of intangible assets and property, equipment and software, fair value of financial assets and liabilities, determining provision for doubtful accounts, valuation of acquired tangible and intangible assets, the impairment of intangible assets and goodwill, and fair market value of voting units, preferred incentive units, common incentive units and participation units. Actual results and outcomes may differ from management’s estimates and assumptions and such differences may be material to our consolidated financial statements.

Recently Issued and Adopted Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to the Unaudited Third Quarter 2021 Financials and the Audited 2020 Financials.